Annual Compliance Statement

Reference is made to the Trust and Servicing Agreement (“TSA”) is dated as of December 8, 2019, by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, KeyBank National Association, as Servicer, LNR Partners, LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Citibank, N.A., as Certificate Administrator. Capitalized terms used herein shall have their meanings in the TSA unless otherwise defined herein.

Pursuant to Section 11.07 of the Agreement, Andrew Falk, Senior Vice President of Green Loan does hereby certify that:

1.
A review of the activities of Special Servicer during the period from January 1, 2025 through December 31, 2025(the “Reporting Period”) and of its performance under the Agreement during such period has been made under my supervision; and
2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2026.

/s/ Andrew Falk

Andrew Falk

Senior Vice President